Exhibit 4.2

FEMASYS INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

DATED JANUARY 6, 2017

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FEMASYS INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of the 6th day of January, 2017, by and among FEMASYS INC., a Delaware corporation (the “Company”), the investors listed on Exhibit A hereto (each of which is referred to individually in this Agreement as an “Investor” and collectively, the “Investors”), and each of the Major Common Holders (as defined below) listed on Exhibit B hereto (each Major Common Holder together with the Investors, being the “Designated Holders”).

RECITALS

WHEREAS, the Company and certain of the Investors were parties to the (i) Investor Rights Agreement dated as of August 31, 2005 as amended (the “Original Investor Rights Agreement”) and (ii) Amended and Restated Investor Rights Agreement dated as of April 16, 2015 (the “Amended and Restated Investor Rights Agreement”) that amended and restated the Original Investor Rights Agreement in connection with the sale and issuance of the Company’s Series B Preferred Stock (the “Series B Financing”), and, along with certain other of the Investors, are parties to the Second Amended and Restated Investor Rights Agreement, dated as of December 14, 2016, (the “Second Amended and Restated Investor Rights Agreement”) that amended and restated the Amended and Restated Investor Rights Agreement in connection with the sale and issuance of the Company’s Series C Preferred Stock (the “Initial Series C Financing”) (such parties to the Amended and Restated Investor Rights Agreement and the Second Amendend and Restated Investor Rights Agreement, the “Existing Investors”);

WHEREAS, the Company and the Existing Investors that are holders of at least a majority of the Registrable Securities (as defined in the Second Amended and Restated Investor Rights Agreement) of the Company, desire to amend and restate the Second Amended and Restated Investor Rights Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Second Amended and Restated Investor Rights Agreement;

WHEREAS, on December 14, 2016, the Company issued forty million dollars ($40,000,000) of its Series C Preferred Stock in a private placement to certain of the Investors;

WHEREAS, certain of the Investors are purchasing additional shares of the Company’s Series C Preferred Stock (as defined below) pursuant to that certain Series C Preferred Stock Purchase Agreement (the “Series C Purchase Agreement”) dated as of the date hereof (the ” Additional Series C Financing”);

WHEREAS, the obligations of the Company and such Investors in the Series C Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, each current and future holder who holds (or has the right to acquire by virtue of his, her or its ownership) at least 1% of the Common Stock of the Company is referred to herein as a “Major Common Holder” and collectively as the “Major Common Holders”;

WHEREAS, in connection with the consummation of the Additional Series C Financing, the parties desire to enter into this Agreement in order to grant registration, information and other rights to the Investors as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

Section 1.       GENERAL.

1.1.        Definitions.  As used in this Agreement the following terms shall have the following respective meanings:

(a)          “Common Stock” means the Common Stock of the Company.

(b)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c)          “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d)          “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

(e)          “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(f)            “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(g)          “Qualified IPO” means an underwritten public offering of shares of Common Stock of the Company on the Nasdaq National Market or the New York Stock Exchange at a price per share that is at least $2.099 and resulting in gross proceeds to the Company of at least $50 million.

(h)          “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i)           “Registrable Securities” means (a) Common Stock issuable or issued upon conversion of the Preferred Stock or any other securities held by the Investors, (b) any Common Stock or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Investors after the date hereof; and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, such above-described securities, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.2 and in each case subject to the termination provisions of Section 2.14 herein.

(j)           “Registrable Securities then outstanding” shall be the number of shares of the Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable and/or convertible securities.

(k)          “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed thirty thousand dollars ($30,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding any transfer taxes, and Selling Expenses applicable to the sale).

(l)           “SEC” or “Commission” means the Securities and Exchange Commission.

(m)         “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(n)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(o)          “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(p)          “Series A Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A-7 Preferred Stock, each with a par value of $0.001 per share.

(q)          “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

(r)           “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

(s)           “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction, (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered or (iv) a registration related to a dividend reinvestment plan.

Section 2.       REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1.        Restrictions on Transfer.

(a)          Each Holder agrees not to make any disposition of all or any portion of the Preferred Stock or Registrable Securities unless and until:

(i)           there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)          (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require the transferee to be bound by the terms of this Agreement.

(b)          Notwithstanding the provisions of Section 2.1(a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c)          Each certificate representing Preferred Stock or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d)          The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(e)          Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2.        Demand Registration.

(a)          Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering 25% or more of the Registrable Securities then outstanding, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within thirty (30) days after the receipt of the request from the Initiating Holders, and subject to the limitations of this Section 2.2, use its reasonable commercial efforts to cause the registration under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.2(b) and 2.2(c).

(b)       Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)       The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)      prior to the earlier of (A) the fifth (5th) anniversary of the date of this Agreement or (B) six (6) months following the effective date of the registration statement pertaining to the Initial Offering;

(ii)       after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registration has been declared or ordered effective;

(iii)      during the period starting with the date of filing of, and ending on the date six months (6) months following the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv)      if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing or an amendment thereof or supplement thereto or taking action in connection therewith for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

(v)          if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vi)         in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3.        Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company solely for cash (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)          Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities requested by the Holders of the Registrable Securities to be included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders holding not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)       Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4.     Form S-3 Registration. If at any time when it is eligible to use a Form S-3 registration statement, the Company shall receive a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)       promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)       as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)        if Form S-3 is not available for such offering by the Holders,

(ii)       if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell less than 25% of the Registrable Securities then outstanding and such other securities (if any) at an aggregate price to the public of less than five million dollars ($5,000,000), or

(iii)      if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period,

(iv)      if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(v)       in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)          Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the required Holders, and in any event within forty-five (45) days after the receipt of the requests of the required Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5.        Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or Section 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.6.        Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)          Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

(b)          Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 2.6(a) above.

(c)          Furnish to the selling Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)          Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)          In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)           Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)          Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7.         Delay of Registration; Furnishing Information.

(a)           No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)          It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)           The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 if, due to the operation of Section 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2.

2.8.         Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b)       To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c)       Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)       If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that (i) in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(e)       The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.9.     Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least two hundred fifty thousand (250,000) shares of Registrable Securities (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) from an Investor; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement; provided, however a Holder shall be prohibited from transferring its Registrable Securities to any person with a material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s major business relationship partners, service providers, joint venture partners, licensees or competitors.

2.10.      Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company without the prior written approval of the holders of a majority of the Registrable Securities that would grant such holder (i) rights to demand the registration of their shares, or to include their shares in a registration statement that would reduce the number of shares includable by the Holders or (ii) any other registration rights on a parity with or senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

2.11.      Market Stand-Off Agreement. If requested by an underwriter, each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

(a)          such agreement shall apply only to the Company’s Initial Offering; and

(b)          all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into and remain bound by similar agreements.

2.12.      Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.11 and this Section 2.12 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

If the restrictions of Section 2.11 are waived or terminated by the underwriters with respect to any party, the restrictions on the Holders contained in Section 2.11 will be waived or terminated to the same extent. The restrictions of Section 2.11 will not apply to transfers to affiliates of such Holders or to purchases made in the open market following completion of the Initial Offering; provided that the transferee agrees to be bound in writing by the restrictions set forth herein.

2.13.      Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)          make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)          file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)          so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14.      Termination of Registration Provisions. With respect to any Holder, all provisions in Section 2 of this Agreement (other than Section 2.8 and 2.11) shall expire and terminate upon the earlier of (i) six (6) years after the closing of an Initial Offering, (ii) upon a “Deemed Liquidation Event,” as defined in the Company’s Ninth Amended and Restated Certificate of Incorporation, as may be amended from time to time (the “Certificate of Incorporation”) or (iii) when all Preferred Stock of such Holders are eligible to be sold without restriction under SEC Rule 144 or another similar exemption under the Securities Act of the Securities Act within any ninety (90) day period.

Section 3.       COVENANTS OF THE COMPANY.

3.1.        Basic Financial Information and Reporting.

(a)          The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b)          So long as any shares of the Series C Preferred Stock or Series B Stock are outstanding, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred fifty (150) days thereafter, the Company will furnish to each Investor who invests or invested at least $2,000,000 pursuant to either the Series B Financing, the Initial Series C Financing or the Additional Series C Financing and who as of such date continues to hold at least 1/3 of the shares purchased in the Series B Financing, the Initial Series C Financing or the Additional Series C Financing (each, an “Eligible Investor”) a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the Board. Notwithstanding the forgoing, so long as there are at least 1,400,000 shares of the Series A-6 Preferred Stock outstanding, each Investor who holds at least $250,000 of Series A-6 Preferred Stock shall also be treated as an Eligible Investor for the purposes of this Section 3.

(c)          So long as any shares of the Series B Preferred Stock or Series C Preferred Stock are outstanding, the Company will furnish to each Eligible Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, along with an up-to-date capitalization table (displaying all outstanding shares, warrants and options) certified by an officer of the Company, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d)       So long as any shares of the Series B Preferred Stock or Series C Preferred Stock are outstanding, the Company will furnish to each Eligible Investor at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto) forecasting the Company’s revenues, expenses and cash position on a month-to-month basis for the upcoming fiscal year.

3.2.     Inspection Rights. Each Eligible Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested, with reasonable advance notification; provided, however, that the Company shall not be obligated to provide any rights under this Section 3.2 to a competitor of the Company or with respect to information which the Board determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

3.3.     Confidentiality of Records. Each Eligible Investor agrees to use the same degree of care as such Eligible Investor uses to protect its own confidential information to keep confidential any information furnished to such Eligible Investor pursuant to Section 3.1 and 3.2 hereof that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Eligible Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law, provided, however that the Eligible Investor promptly notified the Company of a disclosure pursuant to subsection (v) and takes reasonable steps to minimize the extent of any such required disclosure; and provided, further, that any Eligible Investor may provide financial information to its partners or members as required by any partnership agreement or limited liability company operating agreement.

3.4.     Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5.     Stock Vesting. Unless otherwise approved by the Board, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years in equal annual installments.

3.6.     Director and Officer Insurance . The Company will maintain in full force and effect director and officer liability insurance in an amount deemed satisfactory by the Board, provided that such amount is no less than one million dollars ($1,000,000). In the event that the Company merges with another entity and is not the surviving entity or sells or transfers substantially all of its assets, the Company or the Board shall ensure that the successor entity in such transaction assumes the Company’s obligations with respect to the indemnification of directors and officers.

3.7.     Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board.

3.8.     Election of Directors to Subsidiaries. The Company shall elect to the board of directors of any subsidiary the same directors that hold seats on the Board from time to time pursuant to the Initial Series C Financing and the Certificate of Incorporation.

3.9.     Qualified Small Business Stock. Unless the Board determines that such qualification is inconsistent with the best interests of the Company, the Company shall use reasonable best efforts to cause its capital stock to constitute Qualified Small Business Stock under Section 1202(e)(4) of the Internal Revenue Code of 1986, as amended.

3.10.   Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Sections 3.3) shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to an Initial Offering that results in the Preferred Stock being converted into Common Stock, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a “Deemed Liquidation Event,” as defined in the Certificate of Incorporation as may be amended from time to time or a transfer of more than fifty percent (50%) of the Company’s voting power (each of a Deemed Liquidation Event and such transfer being hereinafter referred to as a “Change of Control”).

Section 4.  RIGHTS OF FIRST REFUSAL.

4.1.     Subsequent Offerings. Subject to applicable securities laws, each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than Excluded Securities (as defined below). Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Preferred Stock or upon exercise of any outstanding warrants or options) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Preferred Stock or upon the exercise of any outstanding warrants or options). The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, whether or not currently authorized (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

4.2.     Exercise of Rights. If the Company proposes to issue any Equity Securities, other than Excluded Securities, it shall give each Investor written notice of its intention (the “Company Notice”), describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) days from the delivery of the Company Notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3.     Issuance of Equity Securities to Other Persons. If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors who do so elect to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) and shall offer such Fully Exercising Investors the right to acquire such unsubscribed shares (the “Overallotment Notice”). Each Fully Exercising Investor shall have five (5) days after the delivery of the Overallotment Notice to notify the Company of its election to purchase its pro rata share of the unsubscribed shares. For the purposes of this Section 4.3, each Fully Exercising Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Preferred Stock or upon exercise of any outstanding warrants or options) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Preferred Stock or upon the exercise of any outstanding warrants or options) held by all Fully Exercising Investors. If the Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investors’ rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 4.2 hereof. If the Company has not closed the sale of such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided in Section 4.2 above.

4.4.     Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) a Change in Control.

4.5.     Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.9.

4.6.     Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any Exempted Securities, as such term is defined in the Certificate of Incorporation (“Excluded Securities”).

Section 5.  VOTING OBLIGATIONS

5.1.     Board of Directors.

(a)       Each Holder agrees to vote, or cause to be voted, all shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that (i) the size of the Board shall be set and remain at seven (7) directors and (ii) that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(i)        One person designated by Common Stock voting exclusively and as a separate class and not on an as converted basis (the “Common Director”), which individual shall be the chief executive officer of the Company and shall initially be Kathy Lee-Sepsick.

(ii)       One person designated by Series A Preferred Stock voting exclusively and as a separate class (the “Series A Director”), which individual shall initially be Edward R. Uzialko, Jr.

(iii)         One person designated by Series B Preferred Stock voting exclusively and as a separate class (the “Series B Director”), which individual shall initially be John Q. Adams, Jr.

(iv)         Two persons designated by Series C Preferred Stock voting exclusively and as a separate class (the “Series C Directors”), which individuals shall initially be John Dyett and William Witte.

(v)          Two persons, designated by the majority of the remaining Board members.

(b)          Each Holder also agrees to vote, or cause to be voted, all shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i)           no director elected pursuant to this Section 5.1 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the holders entitled under Section 5.1(a) to designate and approve that director; or (ii) the person(s) originally entitled to designate or approve such director pursuant to Section 5.1(a) is no longer so entitled to designate or approve such director;

(ii)          any vacancies created by the resignation, removal or death of a director elected pursuant to Section 5.1(a) or (b) shall be filled pursuant to the provisions of this Section 5.1; and

(iii)         upon the request of any party entitled to designate a director as provided in Section 5.1(a) or (b) to remove such director, such director shall be removed.

(c)          Each Holder also agrees to vote, or cause to be voted, all shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the compensation committee of the Board (the “Compensation Committee”) shall consist of the Series A Director, the Series B Director and one Series C Director. The Compensation Committee shall approve all executive compensation matters, including the grants of any stock options of the Corporation.

(d)          All Holders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

(e)          No Holder shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Holder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(f)           Each person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933 (each, a “Disqualification Event”), is applicable to such person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (i) not to designate or participate in the designation of any director designee who, to such person’s knowledge, is a Disqualified Designee and (ii) that in the event such person becomes aware that any individual previously designated by any such person is or has become a Disqualified Designee, such person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

5.2.        Drag-Along.  For the purposes of this Section 5, a “Sale of the Company” shall mean either (i) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (ii) a transaction that qualifies as a “Deemed Liquidation Event” as defined the Certificate of Incorporation. In the event that (i) the Board and (ii) the Required Preferred Stockholder Vote (as defined in the Certificate of Incorporation) (the “Selling Investors”) approve a Sale of the Company in writing, specifying that this Section 5.2 shall apply to such transaction, then each Designated Holder and the Company hereby agree:

(a)          If such transaction requires stockholder approval, with respect to all shares of Preferred Stock or Common Stock, as appropriate, that such Designated Holder owns or over which such Designated Holder exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Preferred Stock and/or Common Stock, as appropriate, in favor of, and adopt, such Sale of the Company (together with any related amendment to the Certificate of Incorporation required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)          If such transaction is a Stock Sale, to sell the same proportion of shares of Preferred Stock or Common Stock, as appropriate, of the Company beneficially held by such Designated Holder as is being sold by the Selling Investors to the person to whom the Selling Investors propose to sell their Preferred Stock, and, except as permitted in Section 5.3 below, on the same terms and conditions as the Selling Investors;

(c)          to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 5, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)          not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any Preferred Stock or Common Stock of the Company owned by such party or affiliate in a voting trust or subject any Preferred Stock or Common Stock to any arrangement or agreement with respect to the voting of such Preferred Stock or Common Stock, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)          to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)           if the consideration to be paid in exchange for the Preferred Stock or Common Stock sold pursuant to this Section 5.2 includes any securities and due receipt thereof by any Designated Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Designated Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Designated Holder in lieu thereof, against surrender of the Preferred Stock or Common Stock, as applicable, which would have otherwise been sold by such Designated Holder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Designated Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Preferred Stock or Common Stock, as applicable; and

(g)       in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Holder Representative”) with respect to matters affecting the Designated Holders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (i) to consent to (A) the appointment of such Holder Representative, (B) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (C) the payment of such Designated Holder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Holder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Designated Holders, and (ii) not to assert any claim or commence any suit against the Holder Representative or any other Designated Holder with respect to any action or inaction taken or failed to be taken by the Holder Representative in connection with its service as the Holder Representative, absent fraud or willful misconduct.

5.3.     Exceptions. Notwithstanding the foregoing, a Designated Holder will not be required to comply with Section 5.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a)       Any representations and warranties to be made by such Designated Holder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Preferred Stock or Common Stock, as appropriate, including, but not limited to, representations and warranties that (i) the Designated Holder holds all right, title and interest in and to the Preferred Stock or Common Stock, as appropriate such Designated Holder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Designated Holder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Designated Holder have been duly executed by the Designated Holder and delivered to the acquirer and are enforceable against the Designated Holder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Designated Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)       The Designated Holder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)       The liability for indemnification, if any, of such Designated Holder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or the Designated Holders in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Designated Holder in connection with such Proposed Sale;

(d)          Liability shall be limited to such Designated Holder’s applicable share (determined based on the respective proceeds payable to each Designated Holder in connection with such Proposed Sale in accordance with the provisions of the Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all Designated Holders but that in no event exceeds the amount of consideration otherwise payable to such Designated Holder in connection with such Proposed Sale, except with respect to claims related to fraud by such Designated Holder, the liability for which need not be limited as to such Designated Holder;

(e)          Upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s Preferred Stock or Common Stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each Holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other Holders in respect of their shares of such same series, (iii) each Major Common Holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless the Required Preferred Stockholder Vote elects to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all Designated Holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Preferred Stock pursuant to this Section 5.3(e) includes any securities and due receipt thereof by any Designated Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Designated Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Designated Holder in lieu thereof, against surrender of the Preferred Stock or Common Stock, as appropriate, which would have otherwise been sold by such Designated Holder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Designated Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Preferred Stock or Common Stock, as appropriate; and

(f)           Subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 5.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

5.4.        Restrictions on Sales of Control of the Company. No Designated Holder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the Preferred Stock elect otherwise by written notice given to the Company at least thirty (30) days prior to the effective date of any such transaction or series of related transactions.

Section 6.       MISCELLANEOUS.

6.1.        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without reference to conflicts of laws or principles thereof.

6.2.        Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price. Before the Company records a stock transfer on its corporate record books or issues shares of its capital stock to any person who following such transfer or issuance will own one percent (1%) or more of the then outstanding shares of Common Stock of the Company (assuming the conversion of all then outstanding shares of Preferred Stock and the exercise and/or conversion of all other securities of the Company exercisable for or convertible into shares of Common Stock) and such person is not a party to this Agreement, such person shall be required to first execute and deliver to the Company a counterpart signature page to this Agreement pursuant to which such person agrees to be bound by all of the terms and conditions of this Agreement (as it may have been amended), and the failure of any such person to do so shall preclude the Company from recording such a transfer or issuance on its corporate record books. Upon the execution by each such person of a counterpart signature page to this Agreement, this Agreement shall be deemed to be amended to include such person as a “Major Common Holder” hereunder, without further action on the part of any person. The addition of any such person as a party to this Agreement shall not be deemed an amendment to this Agreement pursuant to Section 6.5 of this Agreement and shall not require the consent of any of the other parties to this Agreement. If applicable, the Company will also cause each subsequent Major Common Holder to comply with Section 6.2.

6.3.        Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

6.4.        Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.5.        Amendment and Waiver

(a)          Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the then-outstanding Registrable Securities.

(b)          Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the then-outstanding Registrable Securities.

(c)       For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

6.6.     Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.7.     Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

6.8.    Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.9.     Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.10.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.11.   Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.12.   Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

6.13.   Termination. Other than Section 2 hereof, this Agreement shall terminate and be of no further force or effect upon the earlier of (i) a Change of Control; (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; or (iii) the closing of an Initial Offering that results in the conversion of all outstanding shares of Preferred Stock.

6.14.   Consent of Spouse. If any Designated Holder is married on the date of this Agreement, such Designated Holder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit C hereto (“Consent of Spouse”), within thirty (30) days of the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Designated Holder’s shares of Common Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Designated Holder should marry or remarry subsequent to the date of this Agreement, such Designated Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

FEMASYS INC.

By:	/s/ Kathy Lee-Sepsick
Name: Kathy Lee-Sepsick
Title: President and Chief Executive Officer

INVESTOR:

SALEM FEMASYS INVESTORS LLC

By:	/s/ John Dyett
Name: John Dyett
Title: Manager
	Address:	11111 Santa Monica Blvd.
Suite 2250
Los Angeles, CA 90025

INVESTOR:

SHEA VENTURES – FMS
a California general partnership

By:	Shea Ventures, LLC
a California limited liability company
Its: Managing General Partner

By:	/s/ John C. Morrissey
Name: John C. Morrissey
Title: Vice President
Address: 655 Brea Canyon Road
Walnut, CA 91789

INVESTOR:

/s/ Edward R. Uzialko Jr
Edward R. Uzialko Jr.

INVESTOR:

/s/ Todd Creech
Todd Creech

INVESTOR:

/s/ John Q. Adams Jr
John Q. Adams Jr.

INVESTOR:

/s/ Ron Gorfinkel
Ron and Sara Gorfinkel

/s/ Sara Gorfinkel
Ron and Sara Gorfinkel

INVESTOR:

/s/ Donald Francis Vogt III
Donald Francis Vogt III & Lisa Maree Vogt

/s/ Lisa Maree Vogt
Donald Francis Vogt III & Lisa Maree Vogt

2

INVESTOR:

/s/ Jan N. Waters
Jan N. Waters

3

INVESTOR:

TMI TRUST COMPANY, CUSTODIAN
FBO: JOHN GRANT WILMER, JR. IRA

By:	/s/ Jean D. Benedikt
Name: Jean D. Benedikt
Title: Trust Officer

4

INVESTOR:

TMI TRUST COMPANY, CUSTODIAN
FBO: JANICE WILMER, ROTH IRA

By:	/s/ Jean D. Benedikt
Name: Jean D. Benedikt
Title: Trust Officer

5

INVESTOR:

TMI TRUST COMPANY, CUSTODIAN
FBO: CHARLES WILMER, IRA

By:	/s/ Jean D. Benedikt
Name: Jean D. Benedikt
Title: Trust Officer

6

Exhibit A

List of Investors

Series A Investors

James E. Dorsey

James E. Dorsey, executor of Trust U/W of Alec Glenn Dorsey

Parker H. Petit (Petit Investments, LP; Cox Road Partners, LLLP; Cox Road Partners II, LLLP)

Clinton D. Richardson

Edward R. Uzialko, Jr.

Series B Investors

John Q. Adams

Mario Family Partners LP

Salem Femasys Investors LLC

Edward R. Uzialko, Jr.

Warren Uzialko

Kevin & Julie Kirsch

Jason A. Kirsch

James E. Dorsey

Ron Gorfinkel

James E. Dorsey, executor of Trust U/W of Alec Glenn Dorsey

Jan Waters

John Grant Wilmer, Jr.

Charles I. Wilmer

Lee Martini

Tench Coxe, trustee of The Coxe Revocable Trust 4/23/98

Jeffrey Edelman

Heather L. Preston

James W. Smith

David R. Stern

Donald F. Vogt & Sandra G. Vogt

Lee Cohen

Charles R. Mann, manager of Heatherwood Holdings LLC

Darryn Marc Band

Advanta IRA Administration, LLC FBO Donald F. Vogt III IRA #1521365

TMICO FBO James E. Dorsey, IRA

7

Series C Investors

Todd Creech

Dyett Family Trust

Ron and Sara Gorfinkel

Berti Prough Trust

John Q. Adams

James E. Dorsey, executor of Trust U/W of Alec Glenn Dorsey

Essex Capital Corporation

Kevin & Julie Kirsch

Jason A. Kirsch

Lee Cohen

David Stern

TMI Trust Company, Custodian FBO: James E. Dorsey, IRA

TMI Trust Company, Custodian FBO: James E. Dorsey, Roth IRA

Mario Family Partners

John Grant Wilmer, Jr.

TMI Trust Company, Custodian FBO: John Grant Wilmer, Jr., IRA

Charles I. Wilmer

TMI Trust Company, Custodian FBO: Charles Wilmer, Jr., IRA

TMI Trust Company, Custodian FBO Janice Wilmer, Roth IRA

Donald Francis Vogt III

Donald Francis Vogt III and Lisa Maree Vogt

Salem Femasys Investors LLC

CFIC-2015 NV Kim Woo Investments II, LLC

SPK Femasys LLC

8

Shea Ventures – FMS

Covidien Group S.a.r.l.

Thomas Dammeyer 2001 Trust

DRD Family Partnership, LP

CAC, LLC

Rajen Raithatha

Citywall BV

Charles Larsen

Jan N. Waters

Advanta IRA Administration, LLC FBO: Donald F. Vogt III, IRA #1521365

9

Exhibit B

Major Common Holders

Major Common Holder	Shares of Major Common Holder Stock Held
Daniel S. Currie	600,000
Kathy Lee-Sepsick	2,500,000
Lee-Sepsick Family Trust	650,000
The Marcus Family Partnership	1,000,000
Edward R. Uzialko, Jr.	10,270,856
James E. Dorsey	1,593,956
Cox Road Partners, LLLP	552,000
Cox Road Partners II, LLLP	992,000
Parker H. Petit	644,000
Trust U/W Alec Glenn Dorsey	1,476,366
Petit Investments, LP	612,000
Clinton D. Richardson	454,190
John Q. Adams	1,870,895
Salem Femasys Investors LLC	28,978,140
Mario Family Partners LP	1,656,990
CAC, LLC	952,835
Thomas Dammeyer 2001 Trust	238,209
DRD Family Partnership, LP	476,417
CFIC-2015 NV Kim Woo Investments II, LLC	4,764,173
SPK Femasys LLC	4,144,831
Shea Ventures – FMS	3,753,897
Covidien Group S.a.r.l.	1,905,669

Exhibit C

CONSENT OF SPOUSE

I, [____________________], spouse of [______________], acknowledge that I have read the Third Amended and Restated Investor Rights Agreement, dated as of January 6, 2017, to which this Consent is attached as Exhibit C (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of capital stock of the Company upon a Transfer of shares of Major Common Holder Stock which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any Major Common Holder Stock subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares Major Common Holder Stock shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the [__] day of [__________, _____].

Signature

Print Name